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                                                                   Exhibit 2(r)



                                   AGREEMENT
                      PURCHASE AND SALE OF BUSINESS ASSETS


     This Purchase Agreement is made on October 21, 1996, between:


Seller:     Toman Distribution Services, Inc.
            2232 South 11th Street
            Niles, MI 49120

and

Purchaser:  United Magazine Company
            5131 Post Road
            Dublin, OH 43017



                  (collectively referred to as the "parties")


                                    RECITALS

     This Purchase Agreement is made with reference to the following facts and circumstances:

A. Seller owns and desires to sell a certain trucking business and certain assets used in connection with the business ("Business"), with principal offices situated at 2232 South 11th Street, Niles, MI ("Location") operated under the name of Toman Distribution Services, Inc., at the Location, consisting of the assets described in Exhibit A.
B. Purchaser desires to purchase Seller's interest in the business as a going concern.
C.   The parties have agreed to set forth their agreement in writing.

     The parties agree as follows:


                                   AGREEMENT

1.   AGREEMENT TO PURCHASE AND SELL

1.1 SALE. Seller agrees to sell and Purchaser agrees to purchase the entire interest of Seller in the following:
A. The customer contracts, accounts receivable, 6 trailers and other assets owned by Seller, as set forth in Exhibit A.
B. Customer lists and all files, and records of or pertaining to Seller's business used by Seller in connection with the business (except those items, if any, required to be retained by law).
C. Good will of the business as a going concern, all telephone numbers and yellow page advertisements, and the right to the use of the name: Toman Distribution Services (to preclude Seller from engaging in business under that name); for this purpose, Seller shall cease using that name at the closing.


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1.2  RESERVED.
2. PURCHASE PRICE. The purchase price for the assets shall be One Dollar ($1.00), together with the assumption of the contracts and liabilities set forth in Exhibit B, which liabilities Purchaser assumes and agree to pay in accordance with the terms thereof and shall indemnify and hold Seller harmless with respect to such contracts and indebtedness.
3.   TERMS OF PAYMENT. The purchase price shall be paid in full at closing.
4.   ADJUSTMENTS
     At the closing, the following shall be adjusted or apportioned:
4.1 TAXES ON PERSONALTY. Purchaser shall pay all taxes and assessments that may be levied on any assets being purchased and sold, which become due after the date of the closing, and, further, Seller shall pay for taxes that may be due prior to and including the date of the closing; furthermore, there shall be no reimbursement for any prorated portion of any tax year on the personalty between Purchaser and Seller.
4.2 MISCELLANEOUS BUSINESS TAXES. All social security, sales, use, unemployment, withholding, and single business taxes for all years up to and including the last completed tax year and all quarters for the current tax year immediately preceding the date of the closing shall be paid in full by Seller.
4.3 MISCELLANEOUS. Adjustments shall be made at the closing for any of the following, if applicable: Payroll and any other prepaid items, and any unpaid taxes. The net amount of any of the adjustments shall either be an increase or decrease in the obligations to be assumed at the closing.
5.   BULK TRANSFERS ACT COMPLIANCE
5.1  AGREEMENT OF PAYMENT. If:
     A. Any indebtedness or liability of Seller (not assumed by Purchaser) pertaining to the personal property conveyed pursuant to this Agreement (property) becomes a lien upon the property, and
     B.  Seller has a legal obligation to pay for such indebtedness;
     Seller, on written notice given by Purchaser to Seller, shall pay for the same and/or obtain the release of any lien on the property within six months or before the seizure of the property, if earlier.
5.2 WAIVER. Purchaser has agreed to waive compliance (before the closing) with any applicable provisions of Article VI of the Uniform Commercial Code, as adopted within the state of Michigan, regarding bulk sales (Bulk Transfers
     Act), based on the representations of Seller set forth within this Agreement. BY THIS WAIVER, NEITHER PARTY ACKNOWLEDGES THE APPLICABILITY OF THE BULK TRANSFERS ACT TO THIS TRANSACTION AND NEITHER PARTY CONFERS ON ANY THIRD PARTY ANY RIGHT TO ASSERT THE PROVISIONS OF THE BULK TRANSFERS ACT IF NOT OTHERWISE INAPPLICABLE TO THIS TRANSACTION.
6.   REPRESENTATIONS, COVENANTS, AND WARRANTIES OF SELLER
     Seller represents, covenants, and warrants the following to be true:
6.1 ORGANIZATION AND STANDING OF SELLER. Seller (sometimes referred to in this Agreement as "Company") is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan.
6.2 CONDUCT OF BUSINESS OF COMPANY. The business shall remain open for business and shall be


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     conducted by Company in a normal and regular manner until and including the date of the closing.
6.3 CONDITION OF ASSETS OF COMPANY. The following representations are made with respect to Company assets being purchased and sold:
     A. The assets shall be in the same condition, ordinary use excepted, as of the date of the closing;
     B. The assets are presently operating and have been regularly maintained and will be in the same working condition as of the date of the closing;
     C. There are no known defects, hidden or otherwise, that have not been disclosed to Purchaser; and
     D. There are no outstanding citations issued by any governmental agency (including OSHA) having jurisdiction over the operation of Company's assets and business.
6.4 NO VIOLATION OR BREACH OF COMPANY. The performance of this Agreement will not be in violation of any laws, statutes, local ordinances, state or federal regulations, court or administrative order, or ruling, nor is the performance of this Agreement in violation of any loan document's conditions or restrictions in effect for financing, whether secured or unsecured.
6.5 RELIANCE. The foregoing representations and warranties are made with the knowledge and expectation that Purchaser is placing complete reliance on them.
7.   REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Purchaser represents, covenants, and warrants the following to be true:
7.1 STATUS OF PURCHASER. Purchaser is an Ohio corporation, duly incorporated and validly existing in good standing under the laws of the state of Ohio.
7.2 AUTHORITY. Purchaser has the power and authority to enter into and perform Purchaser's obligation under this Agreement.
7.3 ASSETS. Purchaser acknowledges that Purchaser has had an opportunity to inspect and is familiar with the assets of Company and agrees to accept same "AS IS," subject to the representations of Seller, including any representations regarding the condition of the assets.
7.4 RELIANCE. The foregoing representations and warranties are made by Purchaser with the knowledge and expectation that Seller is placing complete reliance on them.
8.   ACCESS AND INFORMATION
8.1 RELEASE OF INFORMATION. Seller shall cause Company to provide to Purchaser and to Purchaser's agents full access, during normal business hours, throughout the period before the closing, to all of Company's properties, books, contracts, commitments, and records and shall furnish to Purchaser during that period all the information concerning Company's affairs that Purchaser may reasonably request.
8.2 CONFIDENTIALITY. Purchaser acknowledges that, pursuant to the right to inspect Company's books, records, and other documents and material, Purchaser may become privy to confidential information of Company, and that communication of such confidential information to third parties (whether or not such communicated information is authorized by Purchaser) could injure Company's business in the event that this transaction is not completed. Purchaser agrees to take reasonable steps to ensure that such information about Company, obtained by Purchaser, shall remain confidential and shall not be


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       disclosed or revealed to outside sources, and further agrees not to solicit any customers of Company disclosed from such confidential information. As used in this Agreement, CONFIDENTIAL INFORMATION includes information ordinarily known only to Company personnel, an information such as customer lists, supplier lists, trade secrets, channels of distribution, pricing policy and records, inventory records, and other information normally understood to be confidential or designated as such by Company.

9. CONDUCT OF BUSINESS PENDING CLOSING. Seller also covenants that from the effective date to the date of the closing Company's business will be conducted only in the ordinary course of business and no contract or commitment will be entered into by or on behalf of Company extending beyond the closing, except normal commitments made in the ordinary course of business.

10.    BROKER
       Each party represents and warrants that all negotiations related to this Agreement have been carried on by the parties without the intervention of any broker, and each party shall indemnify and hold the other party harmless against and in respect to any claim for any brokerage or other commissions related to this Agreement.

11.    NOTICES
       All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if delivered or mailed, first-class postage prepaid, to Seller, at Seller's address given in this Agreement, or to Purchaser, at Purchaser's address given in this Agreement, or to any other address that Purchaser or Seller shall designate in writing.

12.    EXECUTION OF DOCUMENTS
       Purchaser and Seller mutually agree that each shall take all steps reasonably necessary to facilitate the purchase and sale contemplated in this Agreement and to execute any other documents reasonably necessary to carry out and put into effect the terms of this Agreement.

13.    FIRE OR OTHER CASUALTY/RISK OF LOSS

13.1 ASSUMPTION OF RISK. Seller assumes all risks of destruction, loss, or damage due to any casualty, including any liability arising out of ownership of the subject matter of this Agreement, up to the time of the closing, excluding any of the foregoing caused by Purchaser's negligence.

13.2   RIGHT TO TERMINATE AGREEMENT. If the subject matter of this
       Agreement is materially damaged at any time before the actual time of the closing, and the damages cannot reasonably be repaired on payment of the sums available by insurance settlement or from any sums to be paid by Purchaser to Seller at the closing, Purchaser, at Purchaser's option, shall have the right to terminate this Agreement and, upon giving notice of such election, Purchaser shall immediately receive a refund of any deposit in full termination of the rights under this Agreement. This paragraph shall not apply if damages are caused by Purchaser's negligence.

14. LIEN SEARCH. Seller shall provide Purchaser with a financing statement search, certified to a date later than the date of this Agreement.

14.1 OBJECTION. If objection to title is made based on a written opinion of Purchaser's attorney that the title is not in the condition as required for performance under this Agreement, Seller shall have 10 days from the date Seller is notified in writing of the particular defects

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       claimed, either (1) to remedy the title or arrange to remedy the title at the closing, or (2) on written demand made by Purchaser to refund any deposit in full termination of this Agreement if unable to remedy the title. Purchaser may elect to complete the purchase and sale and reserve any right to recover any damages arising out of the defect in title.

15.    INDEMNIFICATION

       Except as set forth in this Agreement, Seller shall indemnify and hold Purchaser harmless at all times against and in respect to:
       A. All Company's liabilities, including tax liabilities, of any nature, whether accrued, absolute, contingent, or otherwise, whether known or unknown, and whether expressed in or omitted from financial statements of Company existing as of the date of the closing;
       B. All liabilities of or claims against Company arising out of the conduct of Company before the closing date;
       C. Any damage or deficiency resulting from any misrepresentation, breach of covenant, or nonfulfillment of any agreement on the part of Seller; and
       D. All actions, suits, proceedings, demands, assessments, or judgements, including costs and expenses incident to any of the foregoing, pertaining to Company before the closing date.

16.    DEFAULT

16.1 DEFAULT BY PURCHASER. If Purchaser defaults, and the default is not cured within a reasonable period, Seller may elect any remedy allowed by law.

16.2 DEFAULT BY SELLER. If Seller defaults, and the default is not cured within a reasonable period, Purchaser may, by written notice, elect to enforce the terms of this Agreement, or elect any other remedy allowed by law.

17.    CLOSING

17.1   EFFECTIVE DATE. The effective date of the closing shall be       ,1996
       ("Closing Date"); however, the parties may complete the execution of
       documents on any date no later than           , 1996.

17.2 DOCUMENTS. At the closing and any time after it, the parties shall execute all documents necessary to put into effect the terms of this Agreement.

18.    MISCELLANEOUS

18.1 AMENDMENT. This Agreement shall not be amended, altered, or terminated except by a writing executed by each party.

18.2 GOVERNING LAW. This Agreement shall be governed in all respects by the laws of the state of Michigan.

18.3 HEADINGS. The paragraph headings used in this Agreement are included solely for convenience.

18.4 ENTIRE AGREEMENT. This Agreement sets forth the entire understanding of the parties; further, this Agreement shall supersede and/or replace any oral or written Agreement(s) relating to this subject matter entered into by the parties before the date of this Agreement.

18.5 WAIVER. The waiver by any party of any breach or breaches of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach of any provision of this Agreement.

18.6 BINDING EFFECT. This Agreement, inclusive of its terms and provisions, shall survive the

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     closing and shall be binding on and inure to the benefit of, and be enforceable by, the respective heirs, legal representatives, successors, and assigns of the parties. Purchaser and Seller have executed this Agreement on the following dates:



                                     Seller:

Dated:    Oct. 21, 1996              Toman Distribution Services, Inc.

                                     By: /s/ Steven M. Toman
                                        ----------------------------------
                                             Steven M. Toman, President



                                     Purchaser:

Dated: Oct. 21, 1996                 United Magazine Company

                                     By: /s/ Ronald E. Scherer
                                        -----------------------------------
                                             Ronald E. Scherer, Chairman


090396







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                                   EXHIBIT A



ASSETS PURCHASED:                                VALUE 6/30/96

ICC Certificate                                      $10
1995 Utility Trailer                      (appraisal to be obtained)
1993 Utility Trailer                      (appraisal to be obtained)
1986 Utility Trailer                      (appraisal to be obtained)
1986 Utility Trailer                      (appraisal to be obtained)
1984 Great Dane Trailer                   (appraisal to be obtained)
Truck Power Washer                                 2,000
Answering Machine                                    100
Fax Machine                                          100
Office Furniture                                   1,000
Personal Computer                                  1,500
Printer                                              200
                                                  ------
     TOTAL ASSETS PURCHASED                       $
                                                  ======

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                                   EXHIBIT B



LIABILITIES ASSUMED (TO BE ADJUSTED TO EQUAL ASSETS):

1st Source Bank Note                           $41,872
Orix Credit Note                                 6,858
Orix Credit Note                                10,117
FMB Note                                        19,255
Accrued Expenses
                                               -------
      TOTAL LIABILITIES ASSUMED                $
                                               -------
      NET OF TRANSACTION                           -0-
                                               =======


Also included in the transaction is the assumption of the Ford Credit lease for the six Kenworth tractors and other contracts to which Toman Distribution is a party, including Steven Toman employment agreement and Upjohn transportation contract.